Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Tuesday, June 27, 2006

APOGEE FIRST QUARTER EARNINGS PER SHARE INCREASE 21 PERCENT;

FULL-YEAR EPS GUIDANCE RECONFIRMED

MINNEAPOLIS, MN (June 27, 2006) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2007 first quarter earnings. Apogee develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries.

FIRST QUARTER HIGHLIGHTS

•	Revenues of $195.1 million were up 19 percent in the 14-week period versus the prior-year 13-week period.

•	Earnings were $0.17 per share versus $0.14 per share a year earlier.

•	Fiscal 2007 includes $0.01 per share expense in the quarter for stock-based compensation.

•	Unusual items in the current quarter were: $0.03 per share charge resulting from higher than expected costs for health care utilization, and a net gain of $0.01 per share from architectural segment asset dispositions.

•	Operating margin was 4.1 percent, up from 3.8 percent in the prior-year period.

•	Architectural segment revenues were up 23 percent, and operating income increased 54 percent versus the prior-year period.

•	Large-scale optical segment revenues increased 5 percent, and operating income increased 2 percent versus the strong prior-year period.

Commentary

“We had a solid start to fiscal 2007, with strong revenue and earnings growth in the first quarter,” said Russell Huffer, Apogee chairman and chief executive officer. “Our operating margins showed improvement from the prior year due to improved market conditions and better operations. And, margins would have been approximately one-half percentage point higher had we not experienced greater than expected health care utilization.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“We had good operational performance in our architectural segment manufacturing businesses,” he said. “Also, as we had anticipated, our picture framing business was impacted by a negative mix shift within value-added framing glass.

“We continue to be optimistic about fiscal 2007 as we provide value-added architectural products and services for our stronger commercial construction markets.”

SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $165.3 million were up 23 percent over the prior-year period due to higher architectural glass volume and pricing, and job flow in the installation business.

•	Operating income was $5.6 million, up 54 percent from a year ago as pricing and manufacturing operations continued to improve.

•	The current period includes a pre-tax net gain of $0.5 million from architectural segment asset dispositions.

•	First quarter operating margin was 3.4 percent, compared to 2.7 percent in the prior-year period. The margin increase from improved pricing and operational performance was somewhat offset by the higher than expected health care costs.

•	Segment backlog was $360.4 million, compared to a backlog of $235.0 million in the prior-year period and $321.0 million at the end of fiscal 2006.

•	Construction began on the new St. George, Utah, architectural glass fabrication plant, scheduled to begin operations in the first quarter of fiscal 2008 and expected to reach about $40 million in annual capacity at full operation.

Large-Scale Optical Technologies

•	Revenues of $21.8 million were up 5 percent from the strong prior-year period. Higher volume of value-added products was somewhat offset by a less favorable value-added product mix and lower pre-framed art sales.

•	Operating income was $3.1 million, up 2 percent from the prior-year period.

•	Operating margin in the first quarter was 14.4 percent, down from 14.8 percent in the prior-year period, as expected.

Automotive Replacement Glass and Services

•	Revenues of $8.1 million decreased 6 percent compared to the prior-year period. Sales of aftermarket automobile windshields were slightly lower than expected.

•	There was an operating loss of $0.2 million, compared to operating income of $0.1 million in the prior-year period.

Equity in Affiliates

•	There was a loss of $0.2 million from investment in PPG Auto Glass, LLC. This compares to earnings of $0.2 million in the prior-year period. Results were impacted by competitive pricing conditions and costs associated with a small acquisition integrated by PPG Auto Glass during the quarter.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Financial Condition

•	Long-term debt increased as expected to $59.9 million at the end of the first quarter, compared to $45.2 million at the end of fiscal 2006.

•	Long-term debt-to-total-capital ratio increased to 22.6 percent.

•	Non-cash working capital (current assets, excluding cash, less current liabilities) was $90.6 million, compared to $70.6 million at the end of fiscal 2006 as a result of seasonal and growth working capital requirements.

•	Depreciation and amortization were $5.2 million, up slightly from the prior year.

•	Capital expenditures were $7.9 million, including investments in architectural glass fabrication capacity expansions. This compares to capital expenditures of $5.1 million in the prior-year period.

OUTLOOK

“We have a good start to fiscal 2007 and expect to show strong earnings growth over the prior year due to more robust commercial construction markets and continued improvement in architectural segment operating performance,” said Huffer. “We are maintaining our fiscal 2007 earnings guidance range of $0.88 to $0.94 per share, which includes $0.05 per share for the non-cash expensing of options. This is strong earnings growth compared to fiscal 2006, which at $0.85 per share included the impact of one-time net tax benefits of $0.07 per share.

“We have increased our overall and architectural segment revenue guidance for the year, along with our architectural segment operating margin guidance,” he said. “Our strong architectural backlog of $360 million with improving margins gives us confidence in our outlook for the year; approximately $280 million of the backlog is currently scheduled for fiscal 2007.

“The improved outlook for our architectural segment is somewhat offset by a decrease in our expectations for large-scale optical segment revenues and operating margin,” Huffer said. “Our large-scale optical segment is seeing some reduced demand due to softness in national retail accounts, partially offset by increases in picture framing glass sales to distributors. In addition, we expect an even less favorable mix of value-added picture framing glass in fiscal 2007 compared to the prior year.

“We are pleased to have been notified that we will receive proceeds of approximately $2 million from a class action lawsuit settlement with a flat glass manufacturer covering 1991 to 1995,” he said. “The proceeds, which we anticipate receiving as soon as the second quarter, have been included in our earnings outlook. We expect this will be offset by higher health care costs under our current self-insured programs for the balance of the year.”

The following statements are based on current expectations for fiscal 2007. These statements are forward-looking, and actual results may differ materially.

•	Overall fiscal 2007 revenues for the year are expected to increase 11 to 15 percent (prior guidance was 5 to 9 percent).

•	Architectural segment revenues are expected to increase 14 to 18 percent (prior guidance was 6 to 9 percent).

•	Growth is expected due to market improvement and some market share gain despite capacity constraints.

•	Large-scale optical segment revenues are expected to be flat to slightly down (prior guidance was 3 to 5 percent growth).

•	Auto glass segment revenues are expected to be flat compared to fiscal 2006.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Annual gross margins are expected to be down slightly in fiscal 2007 compared to fiscal 2006 as pricing, operational improvements and cost reductions are offset by higher costs for health care, wages, energy, materials and freight.

•	Selling, general and administrative expenses as a percent of sales are projected to be approximately 13.5 percent, including the impact of expensing options.

•	Expected annual operating margins by segment are: architectural, 4.5 to 4.7 percent (prior guidance was 4.4 to 4.6 percent); large-scale optical, 11 to 12 percent (prior guidance was 14 percent); and auto glass, approximately breakeven.

•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to report earnings of approximately $3 million.

•	Capital expenditures are projected to be $40 to $45 million, including an estimated $25 million related to building the new architectural glass fabrication plant.

•	Depreciation and amortization are estimated at $20 million for the year.

•	Debt is expected to be approximately $50 to $60 million at year end, reflecting borrowings for the new architectural glass facility.

•	The effective tax rate for the full year is anticipated to be approximately 35 percent.

•	Earnings per share from continuing operations are expected to range from $0.88 to $0.94, including the $0.05 per share impact of expensing options.

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; and v) construction and ramp-up to full production of the announced third Viracon plant in a timely and cost-efficient manner; (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to utilize manufacturing facilities; and (C) the auto glass segment: i) transition of markets served as Viracon/Curvlite focuses on selling to aftermarket manufacturers following the end of its long-term supply agreement with PPG Industries in the second quarter of fiscal 2006; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) the possibility of a material product liability event; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 25, 2006.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 7:30 a.m. Central Time tomorrow, June 28. To participate in the teleconference, call 1-800-901-5218 toll free or 617-786-4511 international, access code 53246512. The replay will be available from 9:30 a.m. Central Time on Wednesday, June 28, through midnight Central Time on Wednesday, July 12 by calling 1-888-286-8010 toll free, access code 80687005. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products and services. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom framing and pre-framed art markets, and a producer of optical thin film coatings for consumer electronics displays.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

(Tables follow)

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

	Fourteen Weeks Ended June 3, 2006	Thirteen Weeks Ended May 28, 2005	% Change
Dollar amounts in thousands, except for per share amounts
Net sales	$195,064	$164,132	19%
Cost of goods sold	161,708	134,283	20%

Gross profit	33,356	29,849	12%
Selling, general and administrative expenses	25,386	23,663	7%

Operating income	7,970	6,186	29%
Interest income	323	187	73%
Interest expense	839	617	36%
Other (expense), net	(58)	(34)	-71%
Equity in (loss) income of affiliated companies	(190)	190	N/M

Earnings before income taxes	7,206	5,912	22%
Income taxes	2,464	1,972	25%

Net earnings	$4,742	$3,940	20%

Net Earnings per share - basic	$0.17	$0.14	21%
Average common shares outstanding	27,603,473	27,280,889	1%

Net Earnings per share - diluted	$0.17	$0.14	21%

Average common and common equivalent shares outstanding	28,021,688	27,750,695	1%

Cash dividends per common share	$0.0650	$0.0625	4%

Business Segments Information

(Unaudited)

	Fourteen Weeks Ended June 3, 2006	Thirteen Weeks Ended May 28, 2005	% Change
Sales
Architectural	$165,263	$134,829	23%
Large-scale Optical	21,765	20,766	5%
Auto Glass	8,064	8,610	-6%
Eliminations	(28)	(73)	62%

Total	$195,064	$164,132	19%

Operating income (loss)
Architectural	$5,567	$3,606	54%
Large-scale Optical	3,133	3,083	2%
Auto Glass	(176)	73	N/M
Corporate and other	(554)	(576)	4%

Total	$7,970	$6,186	29%

Consolidated Condensed Balance Sheets

(Unaudited)

	June 3, 2006	February 25, 2006
Assets
Current assets	$213,358	$203,134
Net property, plant and equipment	115,738	113,198
Other assets	84,345	87,626

Total assets	$413,441	$403,958

Liabilities and shareholders’ equity
Current liabilities	$115,715	$127,809
Long-term debt	59,900	45,200
Other liabilities	32,708	31,896
Shareholders’ equity	205,118	199,053

Total liabilities and shareholders’ equity	$413,441	$403,958

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

	Fourteen Weeks Ended June 3, 2006	Thirteen Weeks Ended May 28, 2005
Dollar amounts in thousands
Net earnings	$4,742	$3,940
Depreciation & amortization	5,168	4,665
Results from equity investments	190	(190)
Other, net	228	(33)
Changes in operating assets and liabilities, net of effect of acquisitions	(18,104)	(15,300)

Net cash used in continuing operating activities	(7,776)	(6,918)

Capital expenditures	(7,904)	(5,116)
Proceeds on sale of property	1,522	2
Net sales (purchases) of marketable securities	2,426	(300)
Other investing activities	1,250	—

Net cash used in investing activities	(2,706)	(5,414)

Net proceeds from long-term debt and revolving credit agreement	14,700	12,050
Proceeds from issuance of common stock, net of cancellations	1,889	2,119
Dividends paid	(3,642)	(1,738)
Other, net	48	(250)

Net cash provided by financing activities	12,995	12,181

Cash used in discontinued operations	(162)	(294)

Increase (decrease) in cash and cash equivalents	2,351	(445)
Cash and cash equivalents at beginning of year	4,676	5,967

Cash and cash equivalents at end of period	$7,027	$5,522